Exhibit 10.1

TRANSFER OF PROJECT AND

FIRST AMENDMENT TO LEASE AGREEMENT

This Transfer of Project and First Amendment to Lease Agreement (the “Agreement”) dated September 25, 2006 is by and between Colonial Radiation Associates, a Florida limited partnership (“Landlord”), and 21st Century Oncology, Inc., a Florida corporation (“Tenant”). The terms defined in this Agreement shall have the same meaning set forth in the Lease unless otherwise set forth herein.

WITNESSETH

WHEREAS, the Landlord and Tenant are parties to a Lease Agreement dated May 1, 1999 (the “Lease”) regarding the premises located at 2234 Colonial Boulevard, Fort Myers, Florida (the “Premises”);

WHEREAS, with the Landlord’s permission and approval, the Tenant is constructing an addition to the Premises, together with improvements, fixtures and structures, at Tenant’s expense (the “Project”);

WHEREAS, among other things, the Project will significantly increase the Floor Area of the Premises upon which the original Minimum Rent set forth in the Lease was, in part, based; and

WHEREAS, upon completion of the Project the parties desire that the ownership of the Project be transferred to Landlord in exchange for payment to Tenant of the amount set forth herein, and that the Lease be amended to increase the Minimum Rent for lease of the Premises.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Upon payment by the Landlord to the Tenant of the sum of $813,950.88, which amount has been determined to be fair value by an independent third party valuation firm, title to the Project shall be deemed transferred to the Landlord. Landlord shall thereafter be deemed to have sole ownership of the Project and Tenant shall have no further ownership rights in or to the Project.

2. Effective as of the date of the transfer of the Project to the Landlord, the Lease shall be amended as follows:

(a) The Minimum Rent shall be increased to $21,510.70 per month plus Florida sales tax and real estate taxes.

(b) The annual Minimum Rent shall be increased to $258,128.41 for each year plus Florida sales tax and real estate taxes.

3. Landlord and Tenant acknowledge and agree that Radiation Therapy Services, Inc. has previously assigned all of its rights and obligations under the Lease to Tenant, and that 21st Century Oncology, Inc. shall be considered the Tenant under the Lease for all purposes. Except as set forth in this Agreement, the Lease shall in all respects continue to be, and shall remain, unaltered and in full force and effect in accordance with its terms.

4. This Agreement may be signed in one or more counterparts and by facsimile, all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth herein.

COLONIAL RADIATION ASSOCIATES

By:	/s/ Daniel E. Dosoretz
Daniel E. Dosoretz, M.D.
President

21st CENTURY ONCOLOGY, INC.

By:	/s/ David M. Koeninger
David M. Koeninger
Vice President and CFO

2